Schedule 1
to Limited Power of Attorney
dated as of March 31, 1999
by Federated Index Trust Name
(the Trust "), acting on
behalf of each of the series portfolios
listed below, and appointing
Federated Investment Management Company
the attorney-in-fact of the
Trust

List of Series Portfolios

Federated Max-Cap Fund
Federated Mid-Cap Fund
Federated Mini-Cap Fund